Exhibit 99.1

For More Information Contact:
FOR IMMEDIATE RELEASE	Elissa Lindsoe, CFO
763-493-6370 /
February 25, 2016	www.mocon.com

MOCON Reports Fourth Quarter and Annual 2015 Results

2015 Highlights:

●	Overall revenue grew 3 percent on a Constant Currency basis
●	Double digit annual growth in core businesses (Permeation and Package Testing Segments) on a Constant Currency basis
●	Fully diluted earnings per share of $0.51
●	Reduced debt by $1.6 million and maintained $6.3 million in cash and cash equivalents

MINNEAPOLIS, MN, February 25, 2016 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the fourth quarter and year ended December 31, 2015.

Commenting on the Company’s full year performance, MOCON’s president and chief executive officer, Robert L. Demorest said, “Overall 2015 revenue grew 3 percent on a Constant Currency basis. Our core businesses, Permeation and Package Testing, comprised 86 percent of our overall revenue on a Constant Currency basis and each of those segments grew 11 percent year-over-year. The remaining 14 percent was derived by our Industrial Analyzers and Other segment. This segment was down 27 percent year-over-year and as we have discussed previously, this segment continues to be impacted by the soft oil and gas market. Fully diluted earnings per share were $0.51 for the year which is a $0.24 improvement from $0.27 reported in 2014. 2015 includes a $1.0 million charge for realignment expenses while 2014 includes a $3.2 million charge for the impairment of the investment in an affiliated company.

“In November, we announced the implementation of a realignment plan that brought the sales and marketing leadership for our Package Testing and Permeation business segments together. In addition, throughout 2015 we had been executing an initiative to realign our legal entity structure. Collectively, these costs have been classified in our Statement of Operations as realignment expenses which were $0.7 million and $1.0 million for the fourth quarter and year ended December 31, 2015, respectively. We believe this realignment has positioned us to leverage our existing customer relationships and marketing efforts more effectively across businesses which will also reduce costs. These changes are expected to generate approximately $1.7 million of operating expense savings in 2016 which will be offset in part by inflationary factors as well as by continued investment in the growth areas of our business.”

2015 Revenue and Earnings Summary

Fourth quarter 2015 results compared to fourth quarter 2014:

●

Reported revenue decreased 10 percent as compared to the fourth quarter 2014. On a Constant Currency basis, revenue decreased 1 percent compared to the year ago quarter. Five percentage points of year-over-year decline was driven by the impact of the oil and gas industry.

●

Reported revenue from foreign customers accounted for 65 percent (39 percent in Europe, 26 percent outside of Europe & the U.S.A.) of total revenue for the fourth quarter of 2015 compared to 65 percent (38 percent in Europe, 27 percent outside of Europe & the U.S.A.) in the fourth quarter of 2014.

●

Net income was $0.3 million, or $0.05 per diluted share, compared to a net loss of $2.0 million, or $0.36 per diluted share in the year ago quarter. The net loss in the year ago quarter reflected the recognition of a $3.2 million, or $0.56 per diluted share, non-cash impairment charge for an investment in an affiliated company, while the fourth quarter of 2015 included $0.7 million in realignment expenses.

●	EBITDA for the fourth quarter of 2015 was $1.2 million compared to negative $1.0 million for quarter ended December 31, 2014. (See reconciliation to non-GAAP information below)
●	Adjusted EBITDA for the quarter ended December 31, 2015 was $2.1 million compared to $2.3 million for the quarter ended December 31, 2014. (See reconciliation to non-GAAP information below)

Full year 2015 results compared to full year 2014:

●

Reported revenue decreased 5 percent as compared to 2014. On a Constant Currency basis, revenue increased 3 percent compared to 2014. Six percentage points of year-over-year decline was driven by the impact of the oil and gas industry.

●

Reported revenue from foreign customers accounted for 66 percent (39 percent in Europe, 27 percent outside of Europe & the U.S.A.) of total revenue for the year ended December 31, 2015 compared to 69 percent (41 percent in Europe, 28 percent outside of Europe & the U.S.A.) in 2014.

●

Net income was $3.0 million, or $0.51 per diluted share, compared to $1.5 million, or $0.27 per diluted share in the year ago period. Net income for 2015 includes realignment expenses of $1.0 million. Net income for 2014 included an impairment of investment in affiliated company of $3.2 million, or $0.55 per diluted share.

●	EBITDA for the year ended December 31, 2015 was $7.0 million compared to $6.2 million for the year ended December 31, 2014. (See reconciliation to non-GAAP information below)
●

Adjusted EBITDA for the year ended December 31, 2015 was $8.5 million compared to $10.1 million for the year ended December 31, 2014. The decline is primarily driven by the oil and gas market decline and foreign exchange rates. (See reconciliation to non-GAAP information below)

Revenue by Segment ($ in thousands)

	Three Months Ended December 31,
	As Reported		Year over Year Growth		Currency impact on 2015 Growth	2015 Revenue at Constant	Year-over- Year Constant Currency
	2015	2014	$	%	$	Currency	Growth %

Package Testing	$6,899	$6,750	$149	2%	$(1,252)	$8,151	21%
Permeation	6,519	6,758	(239)	-4%	(277)	6,796	1%
Industrial Analyzers and Other	1,905	3,430	(1,525)	-44%	-	1,905	-44%
Total Revenue	$15,323	$16,938	$(1,615)	-10%	$(1,529)	$16,852	-1%

	Year Ended December 31,
	As Reported		Year over Year Growth		Currency impact on 2015 Growth	2015 Revenue at Constant	Year-over- Year Constant Currency
	2015	2014	$	%	$	Currency	Growth %

Package Testing	$26,583	$28,071	$(1,488)	-5%	$(4,446)	$31,029	11%
Permeation	25,069	23,380	1,689	7%	(896)	25,965	11%
Industrial Analyzers and Other	9,572	13,024	(3,452)	-27%	-	9,572	-27%
Total Revenue	$61,224	$64,475	$(3,251)	-5%	$(5,342)	$66,566	3%

Revenue from the Package Testing segment for the fourth quarter and year ended December 31, 2015 increased 21 percent and 11 percent, respectively, on a Constant Currency basis due to an increase in demand for headspace, on-line and mixer products. As reported, revenue increased 2 percent and decreased 5 percent, respectively, for the fourth quarter and year ended December 31, 2015.

Revenue growth for the Permeation segment for the fourth quarter and year ended December 31, 2015 was 1 percent and 11 percent, respectively, on a Constant Currency basis and declined 4 percent and grew 7 percent, respectively, as reported. The current year growth is attributable to the continued strong demand in the USA for the next generation of oxygen and water vapor permeation instrumentation, which were introduced to the marketplace during the second half of 2014. As previously announced in January 2016, we are currently in the process of selling substantially all the assets of our business formerly known as “Microanalytics”, located in Round Rock, Texas, to Volatile Analysis Corporation. The revenue associated with Microanalytics was approximately $0.7 million and $0.9 million for the years ended December 31, 2015 and 2014, respectively.

Representing the smallest portion of MOCON’s reported revenue, comprising 16 percent of annual reported revenue, our Industrial Analyzers and Other segment declined 44 percent and 27 percent year-over-year for the three months and year ended December 31, 2015. This was attributable to a 77 percent, or $3.9 million, decline in instrument revenue from the oil and gas market during the year ended December 31, 2015. This decline is offset in part by increases in other markets including sales of environmental monitoring products and specialty gases and beverage products.

Gross Profit, Operating Expenses and Other Income Commentary

Gross profit was 55 percent and 54 percent of revenue for the fourth quarter and year ended December 31, 2015, respectively, compared to 56 percent of revenue for each of the same periods in 2014, respectively. The decrease in the gross margin rate is driven primarily by a continued decline in revenue volume in Industrial Analyzers and Other segment which provides a lower basis to absorb semi-variable and fixed production costs, production ramp up costs associated with the recently introduced next generation Permeation products, and increased cost for products produced in the USA that are sold in euros. The overall decline was partially offset by increased production and efficiencies for products produced internationally.

Selling, general and administrative expenses were slightly lower during the fourth quarter and year ended December 31, 2015 compared to the same periods in 2014 due primarily to favorable foreign exchange rates and the reduction of expense realized in the fourth quarter related to the realignment plan. Research and development expenses remained consistent at 6-8% of revenue for all periods.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents remained consistent at $6.3 million at both December 31, 2015 and 2014.
●	Days sales outstanding continue to be healthy at 52 for each of the fourth quarters ended December 31, 2015 and 2014.
●	Total debt was $3.0 million at December 31, 2015, a $1.6 million reduction when compared to $4.6 million at December 31, 2014.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

Use of Non-GAAP Financial Measures

MOCON’s management evaluates its financial results on a constant currency basis which is calculated by adjusting the current period reported revenue to the comparative period’s currency translation rate (“Constant Currency”) and believes that investors may want to consider this impact on the Company’s performance. In addition, MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation, impairment of investment in affiliate, realignment expenses, and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes. In addition, revenue on a Constant Currency basis is used to assess the revenue growth component of MOCON’s Incentive Pay Plan.

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, our ability to realize the cost savings associated with the realignment plan implemented in 2015, fluctuations in foreign currency exchange rates, the terms of our credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)

	Quarters Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue
Products	$11,860	$13,312	$48,302	$50,694
Services	2,618	2,674	9,956	10,658
Consulting	845	952	2,966	3,123
Total revenue	15,323	16,938	61,224	64,475
Cost of revenue
Products	5,289	5,857	21,778	22,174
Services	1,131	1,054	4,205	4,188
Consulting	502	586	2,017	1,999
Total cost of revenue	6,922	7,497	28,000	28,361
Gross profit	8,401	9,441	33,224	36,114

Selling, general and administrative expenses	5,871	6,773	23,468	24,988
Research and development expenses	1,260	1,127	4,341	4,191
Realignment expenses	731	-	1,049
Impairment of investment in affiliate	-	3,171	-	3,171
Operating income (loss)	539	(1630)	4,366	3,764
Other expense, net	3	(39)	93	(306)
Income (loss) before income taxes	542	(1,669)	4,459	3,458
Income tax expense	276	364	1,487	1,922
Net income (loss)	$266	$(2,033)	$2,972	$1,536
Net income (loss) per common share:
Basic	$0.05	$(0.36)	$0.52	$0.27
Diluted	$0.05	$(0.36)	$0.51	$0.27
Weighted average common shares outstanding:
Basic	5,767	5,696	5,753	5,665
Diluted	5,806	5,696	5,818	5,754

CONDENSED BALANCE SHEET DATA: (unaudited)

	December 31, 2015	December 31, 2014
Assets:
Cash and marketable securities	$6,344	$6,332
Accounts receivable, net	8,786	9,877
Inventories	7,790	8,705
Other current assets	1,782	2,587
Total current assets	24,702	27,501
Property, plant and equipment, net	5,995	5,562
Investment in affiliated company	-	-
Goodwill, intangibles and other assets	16,722	19,446
Total assets	$47,419	$52,509
Liabilities and Shareholders’ Equity:
Line of credit	-	$3,300
Notes payable, current	65	983
Other current liabilities	9,534	11,166
Total noncurrent liabilities	4,348	2,587
Shareholders’ equity	33,472	34,473
Total liabilities and shareholders’ equity	$47,419	$52,509

CONDENSED CASH FLOW DATA: (unaudited)	December 31, 2015	December 31, 2014

Net cash provided by operations	$6,372	$9,670
Net cash used in investing activities	(1,683)	(1,533)
Net cash used in financing activities	(4,002)	(5,371)
Effect of exchange rate changes	(675)	(567)
Net increase in cash	12	2,199
Cash beginning of year	6,332	4,133
Cash end of year	$6,344	$6,332

MOCON, INC.

NON-GAAP RECONCILIATION

(in Thousands, Except Share Data)

	Quarters Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net income (loss)	$266	$(2,033)	$2,972	$1,536
Interest expense, net	20	36	118	183
Income tax expense	276	364	1,487	1,922
Depreciation and amortization	627	631	2,460	2,555

EBITDA	1,189	(1,002)	7,037	6,196
Share-based compensation	153	178	642	591
Impairment of investment in affiliate	-	3,171	-	3,171
Realignment expenses	731	-	1,049	-
Foreign currency transaction loss (gain)	(23)	16	(209)	136

Adjusted EBITDA	$2,050	$2,363	$8,519	$10,094